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                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Friedman Industries, Incorporated of our report dated May 30, 1997, included in the 1997 Annual Report to Shareholders of Friedman Industries, Incorporated.

Our audits also included the financial statement schedule of Friedman Industries, Incorporated listed in the response to Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                  /s/ Ernst & Young LLP
                                                      ERNST & YOUNG LLP

Houston, Texas
May 30, 1997